EXHIBIT 99.1

Educational Development Corporation Announces Record Estimated Second Fiscal Quarter Net Revenues and Record Number of Active Consultants

TULSA, Okla., Sept. 03, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record estimated net revenues for the second fiscal quarter and record number of active consultants in August 2020.

Randall White, CEO of Educational Development Corporation, announced that the Company estimates fiscal 2021 second quarter net revenues between $58.5 million to $60.0 million, compared to approximately $24.4 million in net revenues recorded in the second quarter of fiscal 2020, an increase of  approximately 140%-150%.   Mr. White also stated that the second quarter of fiscal 2021 was the largest net revenues quarter in the Company’s history.

Mr. White added that the active consultant count in the UBAM division, the largest sales division of the Company, exceeded the milestone of 50,000 active consultants at the end of August 2020, which is the highest active consultant level in the Company’s history.

Per Mr. White, “We have continued to experience triple digit growth through August in our UBAM division due to additional active consultants and the increase in demand for our products.  In addition, our Publishing division’s sales rebounded this quarter as businesses started to re-open.  This continued monthly sales growth, along with our active consultant growth, makes us optimistic as we enter our fiscal third quarter, which is historically our largest sales quarter of the year.”

Mr. White concluded, “Our growth during the second fiscal quarter and expected continued growth would not be possible without the hard work of our consultants; who have not only been able to survive but also thrive against the challenging issues brought on by the pandemic.  In addition, our employees also need to be commended for their hard work supporting our recent growth.  They have come to work each day, without fail, to meet our mission of expanding children’s literacy.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.